1ST CONSTITUTION BANCORP

AMENDED AND RESTATED
DIRECTORS’ INSURANCE PLAN

Section 1.       Establishment of the Plan

Effective as of June 16, 2005, 1st Constitution Bancorp, a New Jersey corporation (the “Bancorp”), hereby amends and restates the 1st Constitution Bancorp Directors’ Insurance Plan, established as of October 1, 2002 and amended as of February 19, 2004, which provides a death benefit to certain members of the Boards of Directors of the Bancorp and/or 1st Constitution Bank, a commercial bank formed under the laws of the State of New Jersey and a wholly-owned subsidiary of the Bancorp (the “Bank”) who are not current employees of either the Bancorp or the Bank (“Directors”).

Section 2.        Definitions

In addition to the definitions set forth in Section 1, when used in the Plan, the following terms shall have the definitions set forth in this Section 2:

2.1     Beneficiary: The term “Beneficiary” means the beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries) designated in writing by the Participant on a form determined by the Bancorp (or, if none, the Participant’s Beneficiary shall be his or her estate) to receive the death benefits payable pursuant to this Plan. A Participant may revoke a prior designation of a Beneficiary and may also designate a new Beneficiary without the consent of the previously designated Beneficiary, provided, however, that such revocation and new designation (if any) must be in writing and filed with the Board of Directors before the Participant’s death.

2.2     Board of Directors: The term “Board of Directors” means the board of directors of the Bancorp.

2.3     Cause: “Cause” shall have the meaning ascribed to such term in Section 5.

2.4     Change of Control: A “Change of Control” will be deemed to have occurred if -

(X)     any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Bancorp or a person engaging in a transaction of the type described in clause (Z) below of this definition but which does not constitute a change in control under such clause (Z), hereafter becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bancorp representing more than 50% of the combined voting power of the Bancorp’s then outstanding securities; or

(Y)     during any period of twenty-four (24) consecutive months during the term of this Agreement, individuals who at the beginning of such period constitute the Bancorp Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Bancorp to effect a transaction described in clauses (X) or (Z) of this definition) whose election by such Board of Directors, or nomination for election by the Bancorp’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(Z)     the Bancorp completes a merger, consolidation or similar transaction of the Bancorp with or into any other corporation or entity, or a binding share exchange involving the Bancorp’s securities, other than any such transaction which would result in the voting securities of the Bancorp outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Bancorp or such surviving entity outstanding immediately after such transaction, or the Bancorp completely liquidates, sells or otherwise disposes of all or substantially all of its assets.

2.5     Company: The term “Company” means the Bancorp and/or the Bank.

2.6     Effective Date: The term “Effective Date” shall mean October 1, 2002.

2.7     Participant: The term “Participant” means an individual who is a Director as of the Effective Date. Thereafter, Director will become a Participant on the first day of the month following the date on which he or she has been a Director for a total of ten years; provided, that, the Board of Directors may, in its sole determination, at any time permit any Director to become a Participant regardless of the amount of time such individual has served as a Director.

2.8     Plan: The term “Plan” means this 1st Constitution Bancorp Directors’ Insurance Plan, as set forth herein, and as it may be amended from time to time.

2.9     Regulatory Reason: The term “Regulatory Reason” shall have the meaning ascribed to such term in Section 5.

Section 3.         Death Benefit

3.1     Coverage Amount. Each Participant will be provided with term insurance coverage in the amount of one hundred thousand dollars ($100,000.00), to be paid to the Participant’s Beneficiary following the Participant’s death. Coverage will be in place from the date the individual becomes a Participant until the date of his or her death, regardless of whether the Participant continues to be a Director.

Section 4.         General Provisions

4.1     Director’s Rights Unsecured. The Plan is unfunded, but the benefits to be paid hereunder will be paid pursuant to the terms of an insurance policy or policies. The right of any Participant to receive payments under the provisions of the Plan shall be an unsecured claim with respect to such policy or policies. As a condition of participation in this Plan the Participant agrees to submit any reasonably required information (including health information and/or a physical examination from time to time), as may be required in connection with the insurance policy.

4.2     Administration. Except as otherwise provided in the Plan, the Plan shall be administered by the Board of Directors, which shall have the authority to adopt rules and regulations for carrying out the Plan, and which shall interpret, construe, and implement the provisions of the Plan. The Board of Directors, however, shall have the right to delegate some or any of its administrative functions under the Plan to another person or entity.

4.3     Legal Opinions. The Board of Directors may consult with legal counsel, who may be counsel for the Bancorp, with respect to its obligations and duties under the Plan, or with respect to any action, proceeding, or any questions of law, and shall not be liable with respect to any good faith action taken, or omitted, by it pursuant to the advice of such counsel.

4.4     Liability. Any decision made or action taken by the Board of Directors, or any employee of the Company or any of its subsidiaries, arising out of or in connection with the construction, administration, interpretation or effect of the Plan, shall be absolutely discretionary, and shall be conclusive and binding on all parties. Neither the Board of Directors nor any employee of the Company shall be liable for any amounts hereunder or any action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done.

4.5     Tax Reporting. The Company shall have the right and obligation to report to the appropriate taxing authorities as income to the Participant the value (determined from time to time in accordance with the rules then in effect for such reporting) of the death benefit coverage provided to such Participant.

4.6     Policy Title and Ownership. Title and ownership of the policy or policies shall reside in the Company for its use and for the use of the Participant all in accordance with this Plan. The Company alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Company and the Participant (or assignee, with the consent of the Participant) mutually agree to exercise the right to increase the coverage under the subject policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Plan.

4.7     Division of Death Proceeds. The division of the death proceeds of the policy or policies is as follows: the Participant’s Beneficiary or Beneficiaries are entitled to the death benefit specifically set forth in Section 3.1, and the Company shall be entitled to the remainder of such proceeds.

Section 5.         Amendment, Suspension, and Termination

The Board of Directors shall have the right at any time, and for any reason, to amend, suspend, or terminate the Plan by unanimous action of the Board of Directors, either in whole or as to a particular Director, provided, however that any amendment, suspension or termination of the Plan with respect to a particular Director which is not applicable to all other Participants shall not require the approval of the particular Director, and no such amendment, suspension or termination with respect to a particular Director shall become effective with respect to the particular Director without his or her approval unless “Cause” (as defined below) exists with respect to a particular Director.

Notwithstanding the foregoing, no amendment, suspension or termination of the Plan shall be made following a Change of Control which adversely affects a Participant without the consent of an affected Participant, except as provided in the next following sentence. Without limiting the foregoing sentences, the Board of Directors may terminate the Plan or suspend operation of the Plan if the Company is subjected to regulatory discipline limiting its ability to pay compensation to Participants, or if the Company is advised by a regulatory agency that payments to (or coverage for) any Participant(s) or continuation of the Plan will result in regulatory sanctions against the Company, its officers or directors (a “Regulatory Reason”) or such amendment, suspension or termination is required by laws, rules and regulations applicable to the Company.

The term “Cause” with respect to a particular Director shall mean

(i)     a Regulatory Reason,

(ii)     the conviction of the particular Director for a crime involving a felony or similar class of crime, relative to his duties as director, officer or employee of the Company,

(iii)     the good faith determination by the Board of Directors that the particular Director engaged in one or more fraudulent acts with respect to the Company, or

(iv)     the particular Director or any entity controlled by the particular Director defaults in the payment of a loan from the Company for which the particular Director or entity he or she controls is liable in the principal amount of $100,000 or more and such default continues for 180 days.

The Board of Directors may determine in its sole and absolute discretion whether a particular Director controls another entity, whether a default in the payment of a loan from the Company exists, the time period of any default with respect to a loan, whether the particular Director or an entity he or she controls is obligated to repay a loan to the Company and whether a Regulatory Reason exists.

Section 6.         Applicable Law

The Plan shall be governed by, and construed in accordance with, the laws of the State of New Jersey, except to the extent that such laws are preempted by federal law.